Exhibit 99.1
Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Fourth-Quarter and Full Year 2010 Results

Summary
2010 was by far our most profitable year. In 2010 demand for microprocessors resulted in record revenue of $43.6B, up 24% year over year. We saw strong market growth in both the business and consumer PC market segments. Additionally the server market segment was particularly strong. The strength of our product portfolio drove a richer mix of products resulting in an increase in average selling prices. Record volumes, and higher average selling prices coupled with our lowest platform cost delivered a gross margin of 66%. Operational expenses remained in tight control with spending as a percent of revenue dropping to 29.5%. Operating profit of $15.9B, was 36.5% as a percent of revenue. Net income was $11.7B with earnings per share reaching $2.05.

The fourth quarter was a solid finish to 2010. We achieved record quarterly revenue of $11.5B despite a continuation of the softness we saw in the consumer market segment starting in the middle of the year.  Demand strength in the enterprise market segment, specifically the server market segment, led to record microprocessor revenue.  The strength in enterprise demand in combination with the launch of our Sandy Bridge product line led to gross margin of 67.5% and record operating income of $4.3B.  Net income of $3.4B and earnings per share of $0.59 were up 10%* and 7%* respectively from a year ago when you exclude the impact of the AMD settlement in the fourth quarter of 2009. Both are records. The strength of our business model and execution can be seen in two metrics; operating profit as a percent of revenue was the highest in over 10 years at 37.9%, and quarterly revenue per employee was at an all-time high of $139k.

Comparing the fourth quarter of 2010 to the fourth quarter of 2009 (including the impact of the $1.25B AMD settlement taken in the fourth quarter of 2009):
•           Operating income of $4.3B was up 74% from $2.5B
•           Operating income as a percent of revenue was up 14 points to 38%
•           Net income of $3.4B was up 48% from $2.3B
•           Earnings per share of $0.59 was up 47% from $0.40

*Non-GAAP financial measure. See the reconciliation to the most directly comparable GAAP financial measure on page 8

Revenue
Revenue of $11.5B was up 3% sequentially in line with expectations versus an average seasonal increase of approximately 8%. Microprocessor average selling prices, both including and excluding Intel® Atom™ processors, were up slightly compared to the third quarter.  The enterprise market segment was strong, specifically the server segment, as a result of strength in both the corporate and data center segments. As anticipated, inventory levels across the supply chain came down in the fourth quarter as customers continue to manage to lean inventory levels.  On a billings basis, the Americas and Europe performed seasonally while Japan and Asia performed worse than seasonal. On a year-over-year basis, revenue for the fourth quarter was up 8%.

Intel architecture group fourth quarter revenue of $11.0B was up 3% sequentially and 8% year over year:
•	The PC Client Group had revenue of $8.0B, flat from the third quarter. Year over year, PC Client Group revenue was up 3.5%
•	The Data Center Group had revenue of $2.5B, up 15% from the third quarter. Year over year, Data Center Group revenue was up 24%.
•	The other Intel architecture group had revenue of $0.5B, flat from the third quarter. Year over year, the other Intel architecture group’s revenue increased 21%.

Intel architecture group 2010 revenue of $42.1B was up 24% year over year:
•	The PC Client Group had revenue of $31.6B, up 21% year over year.
•	The Data Center Group had revenue of $8.7B, up 35% from 2009.
•	The other Intel architecture group had revenue of $1.8B, up 27% year over year.

Intel Atom microarchitecture revenue, including microprocessors and associated chipsets, was $391M, flat from the third quarter. Full year 2010 Intel Atom microarchitecture revenue, including microprocessors and associated chipsets, was $1.6B, up 8% from 2009.

Gross Margin
Gross margin dollars were $7.7B, $0.4B higher than the third quarter.  Gross margin of 67.5% was 1.6 points higher than the third quarter and up 0.5 points compared to the midpoint of the Outlook provided in October.

Gross Margin Reconciliation: Q3’10 to Q4’10 (65.9% to 67.5%, up 1.6 points)
[note: point attributions are approximate]
•	+ 1.5 points: Lower inventory write-offs (primarily qualification for sale of Sandy Bridge products and sales of previously written-off products)
•	+ 1.0 point: Higher platform** average selling prices
•	- 1.0 point: Increase in costs associated with taking older technology offline and startup costs

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q4’10 Outlook provided in October to Q4’10 (67% +/- couple points to 67.5%, up 0.5 point)
[note: point attributions are approximate]
•	+ 1.0 point: Higher platform** average selling prices
•	- 0.5 point: Higher other cost of sales (primarily costs associated with taking older technology offline)

In a year-over-year comparison, gross margin percent for Q4’10 is 3 points higher than Q4’09.  The increase is primarily due to higher platform** average selling prices.

Gross margin percent for full year 2010 is 66%, up 10 points from full year 2009. The increase is primarily driven by reduction in excess capacity charges, higher average selling prices, lower platform costs, and higher volumes.

Spending
Spending for R&D and MG&A was $3.4B, up 6% from the third quarter and $200M higher than the Outlook provided in October.  Versus outlook, the higher spending is primarily due to the Nvidia settlement, and higher revenue and profit dependent spending. Spending as a percentage of revenue was 29.5%, up slightly from the third quarter.  Depreciation was in line with expectations at $1.1B.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $140M, higher than the $115M gain in the third quarter and higher than our Outlook of a $20M net gain.  Relative to our Outlook, the fourth quarter was higher primarily due to the gains on sales of equity securities.

The provision for taxes in the fourth quarter was at a 24.5% tax rate, lower than the forecast of 31% primarily due to the extension of the R&D tax credit.

Balance Sheet and Cash Flow Items
Cash flow from operations in the fourth quarter was over $5.5B. On the balance sheet, total cash investments^^ ended the quarter at $21.5B, $1.2B higher than the third quarter.  During the fourth quarter, we paid $879M in dividends, purchased $1.9B in capital assets, and repurchased $1.5B in stock.  Total inventories increased by approximately $400M. Over 100% of the increase in inventory can be attributed to the qualification for sale and ramp of the Sandy Bridge product line. In total, inventory units were down in the fourth quarter.

For 2010, total cash investments^^ grew by $7.6B. We generated approximately $16.7B in cash from operations, purchased $5.2B in capital assets, paid $3.5B in dividends, and repurchased $1.5B in stock. For the year inventories are up nearly $900M.

Other Items
We added approximately 800 employees in the fourth quarter bringing the number of employees to 82.5k.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q1 2011 Outlook

The outlook for the first quarter does not include the effect of any acquisitions, divestitures or similar transactions (such as McAfee and the wireless division of Infineon) that may be completed after January 13th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $11.5B, plus or minus $400M in the first quarter. The midpoint of this range would be flat from the fourth quarter, which is better than the average historical seasonal decrease. The better than seasonal decline is driven by an extra week in the first quarter and the ramp in sales of the Sandy Bridge product line.

Gross Margin
Gross margin in the first quarter is expected to be 64%, plus or minus a couple points.

Gross Margin Reconciliation: Q4’10 to Q1’11 Outlook (67.5% to 64% +/- a couple points)
[note: point attributions are approximate]
•	- 2.0 points: Higher other cost of sales (primarily startup costs)
•	- 1.0 point: Higher platform** unit cost

Spending
Spending for R&D and MG&A in the first quarter is expected to be approximately $3.4B, flat from the fourth quarter.  Depreciation is forecasted to be approximately $1.2B, up slightly from the fourth quarter.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $200M, up from $140M in the fourth quarter.

2011 Outlook

The Outlook for full year 2011 does not include the effect of any acquisitions, divestitures or similar transactions (such as McAfee and the wireless division of Infineon) that may be completed after January 13th.

Gross Margin
Gross margin for the year is expected to be 65%, plus or minus a few points.

Gross Margin Reconciliation: 2010 to 2011 Outlook (66% to 65% +/- a few points)
[note: point attributions are approximate]
•	- 3.0 points: Higher other cost of sales (primarily startup costs)
•	+ 1.0 point: Lower platform** unit cost
•	+ 1.0 point: Higher platform** revenue

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

Spending
Spending for R&D and MG&A for the year is expected to be $13.9B, plus or minus $200M, 8% higher than 2010 due primarily to an increase in R&D investments, additional marketing, and annual salary increases.

R&D spending is expected to be approximately $7.3B, up 11% from 2010.

MG&A is expected to be approximately $6.6B, up 5% from 2010.

Depreciation is forecasted to be approximately $5.0B +/- $100M.

Other Income Statement Items
The tax rate for 2011 is expected to be 29%.

Balance Sheet and Cash Flow Items
Capital spending for 2011 is forecasted to be $9.0B plus or minus $300M, $3.8B higher than 2010. The increase in capital spending is primarily driven by an incremental high volume manufacturing factory at 22nm and moving graphics transistors to the leading edge technology.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.
•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•	Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended September 25, 2010.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that exclude the charge incurred in the fourth quarter of 2009 as a result of the settlement agreement with Advanced Micro Devices, Inc. (AMD) in the amount of $1.25 billion, and a charge incurred in the second quarter of 2009 as a result of the European Commission (EC) fine in the amount of €1.06 billion, or about $1.45 billion. These non-GAAP measures also exclude the associated impacts of the AMD settlement on our tax provision. The EC fine did not impact the income tax provision because it was not tax deductible.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

	(In millions, except per-share amounts)
	Three Months Ended Twelve Months Ended
	Dec 25, 2010	Dec 26, 2009	Dec 25, 2010	Dec 26, 2009

GAAP OPERATING INCOME	$4,347	$2,497	$15,912	$5,711
Adjustment for
AMD settlement	-	1,250	-	1,250
EC fine	-	-	-	1,447
OPERATING INCOME EXCLUDING ADJUSTMENTS	$4,347	$3,747	$15,912	$8,408

GAAP NET INCOME	$3,388	$2,282	$11,672	$4,369
Adjustment for
AMD settlement	-	1,250	-	1,250
EC fine	-	-	-	1,447
Income tax impacts	-	(438)	-	(438)
NET INCOME EXCLUDING ADJUSTMENTS	$3,388	$3,094	$11,672	$6,628

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.40	$2.05	$0.77
Adjustment for
AMD settlement	-	0.22	-	0.22
EC fine	-	-	-	0.26
Income tax impacts	-	(0.07)	-	(0.08)
DILUTED EARNINGS PER COMMON SHARE EXCLUDING ADJUSTMENTS	$0.59	$0.55	$2.05	$1.17